UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  Nov 16, 2009

ECOTALITY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6821 E. Thomas Road
Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 219-5005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Securities Purchase Agreement

On November 16, 2009 Ecotality closed on the first tranche of a $20.5 million offering wherein a combination of new and existing accredited investors agreed to purchase shares of Ecotality Common Stock at a pre-Reverse Split (approved at a ratio of 1:60) purchase price of $0.12 per share.  Contemporaneously with the closing of the offering, the Company’s existing debenture and warrants and related warrants were converted into 8,597,299 shares of Series A Convertible Preferred Stock. In conjunction with the investment agreement made by accredited investors on October 31, 2009, Ecotality has received a total of $15.5 million with another $5 million committed as part of this tranche. The funds from this private placement will be utilized as working capital to support the initial requirements of the contract signed with the Department of Energy on September 30, 2009.

Terms of this private placement include:
1.
Each Investor will receive a Warrant to purchase the equivalent number of shares of Common Stock that it purchases under to the Securities Purchase Agreement.  The exercise price of the Warrants will be equal to $0.15 per share (pre-Reverse Split).  The Company may call the Warrants if the closing price of shares of the Common Stock is at least $0.45 per share (pre-Reverse Split) for 20 consecutive trading days, subject to certain conditions, including the existence of an effective registration statement for the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and minimum volume provisions.  The Company may not effect any exercise of the Warrants in an amount that would result in any Investor or  its affiliates beneficially owning more than 9.99% of the outstanding Common Stock upon such an exercise.  The Warrants will have a five-year term during which they can be exercised and shall contain a cashless exercise provision which shall apply if there is not an effective registration statement covering the resale of the shares issuable upon exercise.

2.
The Company will file a shelf registration statement for the resale of the shares of Common Stock purchased under the Securities Purchase Agreement and the Warrant Shares on Form S-3 or another appropriate form (the “Registration Statement”).  Such Registration Statement shall be filed as soon as practicable, but in any event within 45 days of the closing date of the Securities Purchase Agreement.

3.	The Investors have agreed not to exercise “short sales” for a period of 9-months after the date of the Securities Purchase Agreement.

4.
The Company will initiate the process to effect the Reverse Split prior to the closing, and the Company will submit its application to be listed on The NASDAQ Stock Market as soon as possible thereafter. The Company is obligated to consummate the Reverse Split within 30 days of the date of the Securities Purchase Agreement. On November 17, 2009, Ecotality made the filing required by the Nevada Secretary of State to effect the reverse split.

The descriptions of the terms and conditions of the Securities Purchase Agreement, Registration Rights Agreement and Warrants are qualified in their entirety by the full text of such documents, which are attached hereto as Exhibits.

The securities offered and described above have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Subject to the restrictions contained in the definition of “Exempt Issuance” contained in the Securities Purchase Agreement, the Company has a limited ability to sell additional securities to new investors on the same terms as the securities being sold to the Investors pursuant to the Securities Purchase Agreement.  The issuance of the securities in the transaction described above will be effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of each investor as an accredited investor as defined under the Securities Act, and such transaction will be effected without using any form of general advertising or general solicitation as such terms are used in Regulation D.

Board Representation Agreement

           In conjunction with the private placement of $15.5 million to date and the additional $5 million committed,  Ecotality entered into an agreement with certain of the investors with respect to obtaining up to $25 million in working capital and exchanging existing debentures and warrants into Series A Preferred Shares to give for a period of 24 months certain rights (but not the obligation) to recommend nominees for up to 3 members of the 7 members of the Ecotality Board of Directors.  This agreement is attached as an exhibit.

This report and the attached Exhibits contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this report and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Name and/or Identification of Exhibit

10.1	Securities Purchase Agreement

10.2	Registration Rights Agreement

10.3	Form of Warrant

10.4	Board Representative Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.

(Company)

Signature	Title	Date

/s/ Jonathan R. Read	President and CEO	Nov 17, 2009
Jonathan R. Read

/s/ Barry S. Baer	Chief Financial Officer	Nov 17, 2009
Barry S. Baer